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                                                                    EXHIBIT 99.1

                     RICHARD D. WRIGHT INCENTIVE STOCK PLAN

                                [attached hereto]

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                           AMERICA SERVICE GROUP INC.

                                RICHARD D. WRIGHT
                            NONQUALIFIED STOCK OPTION

                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933.

         THIS NONQUALIFIED STOCK OPTION is granted as of the 5th day of December 2001 (the "Grant Date") by AMERICA SERVICE GROUP INC., a Delaware corporation (the "Company"), to Richard D. Wright (the "Optionee").

                                   WITNESSETH:

         WHEREAS, as an inducement to the Optionee to enter into employment, the Company agreed to grant this option to the Optionee;

         WHEREAS, the Board of Directors of the Company is of the opinion that the interests of the Company will be advanced by encouraging and enabling those individuals upon whose judgment, initiative and efforts the Company is largely dependent for the successful conduct of the business of the Company, to acquire or increase their proprietary interest in the Company, thus providing them with a more direct stake in its welfare and assuring a closer identification of their interests with those of the Company; and

         WHEREAS, the Board believes that the acquisition of such an interest in the Company will stimulate such individuals and strengthen their desire to remain with the Company;

         NOW, THEREFORE, in consideration of the premises and of the services to be performed by the Optionee, the Company hereby grants this nonqualified stock option to the Optionee on the terms hereinafter expressed.

         1. ADMINISTRATION. This option shall be administered by the Board of Directors of the Company. The board may adopt and revise rules and regulations and take any other action it deems necessary or appropriate to administer this option. The board's actions, including any interpretation or construction of any provisions of this option, shall be final, conclusive and binding. No member of the board shall be liable for any action or determination made in good faith with respect to this option. Members of the board are selected and serve in accordance with the provisions set forth in Article 3 of the Amended and Restated Bylaws of America Service Group Inc. which are publicly available as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         2. INCORPORATION BY REFERENCE. This document hereby incorporates the Company's Annual Report filed on Form 10-K for the fiscal year ended December 31, 2000 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and all documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act. Documents


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incorporated herein by reference are available without charge on written or oral request made in accordance with paragraph 13 hereof.

         3. OPTION GRANT. The Company hereby grants to the Optionee an option to purchase a total of 100,000 shares of Common Stock of the Company at an option exercise price of $6.30 per share, being not less than 100% of the Fair Market Value of the Common Stock on the Grant Date. This option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended and it is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

         4. TIME OF EXERCISE. This option may be exercised (in the manner provided in paragraph 5 hereof) in whole or in part, and from time to time after the date hereof, subject to the following limitations:

                  (a) This option may be exercised to a maximum extent of 100% of the total shares covered by the option after the first anniversary of the Grant Date (the "Vesting Date").

                  (b)      This option may not be exercised:

                           (i)      more than thirty days following the
                                    Company's termination of the Optionee's
                                    employment for "cause".

                                    For the purposes of this option, "cause" shall mean: (A) intentional commission of an act, or failure to act, in a manner which constitutes dishonesty or fraud or which has a direct material adverse effect on the Company or its business; (B) Optionee's conviction of or a plea of guilty to any felony or crime involving moral turpitude;
                                    (C) continued incompetence, as determined by the chief executive officer of the Company, using reasonable standards; (D) drug and/or alcohol abuse which impairs Optionee's performance of his duties or employment; (E) breach of loyalty to the Company, whether or not involving personal profit, as determined by the chief executive officer of the Company using reasonable standards; or (F) failure to follow the directions of the chief executive officer of the Company within 20 days after notice to the Optionee of such failure, provided that the directions are not inconsistent with the Optionee's duties and further provided that the Optionee is not directed to violate any law or take any action that he reasonably deems to be immoral or unethical;

                           (ii) more than one year after the termination of the Optionee's employment with the Company for any reason (and then only to the extent the Optionee could have exercised this option on the date of such termination); or

                            (iii)   more than 10 years from the Vesting
                                    Date, whichever shall first occur.


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                  (c)      This option may not be exercised to the extent such
                           exercise would result in the nondeductibility of any portion of the Optionee's compensation under Section 162(m) of the Internal Revenue Code of 1986, except for exercise in the event of a change in control.

                           For purposes of this option, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934; provided however, that without limitation, such a change in control shall be deemed to have occurred if: (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Optionee or any other person currently the beneficial owner of 10% or more of the outstanding common stock of the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election of each director, who was not a director at the beginning of the period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period); or
                           (iii) approval by the stockholders the Company of (A) a complete liquidation of the Company; (B) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any "person"; or (C) a merger, consolidation or reorganization involving the Company, unless (1) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization or its parent company (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting shares immediately before such merger, consolidation or reorganization; or (2) the individuals who were members of the board immediately prior to the execution of the agreement for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation.

                  (d) This option shall be accelerated and become fully exercisable in the event of a change in control (as herein defined).

         5. METHOD OF EXERCISE. This option may be exercised only by notice in writing delivered to the Treasurer of the Company and accompanied by:


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                  (a)    The full purchase price of the shares purchased payable
                         by a certified or cashier's check payable to the order of the Company and/or certificates of Common Stock of the Company equal in value (based on their Fair Market Value on the date of surrender) to such purchase price or the portion thereof so paid; provided, however, that payment of the exercise price by delivery of Common Stock of the Company then owned by the Optionee may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Company; and

                  (b) Such other documents or representations as the Company may reasonably request in order to comply with securities, tax or other laws then applicable to the exercise of the option.

         In the discretion of the Company, payment may also be made by delivering a properly executed notice to the Company together with a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

         6. NON-TRANSFERABILITY; DEATH. This option is not transferable by the Optionee other than by will or the laws of descent and distribution and is exercisable only by him. If the Optionee dies while an employee of the Company, this option may be exercised during the period described in paragraph 4(b)(ii) (but not later than 10 years from the date hereof) by his estate or the person to whom the option passes by will or the laws of descent and distribution, but only to the extent that the Optionee could have exercised this option on the date of his death.

         7. RIGHTS AS A SHAREHOLDER. The Optionee shall not have any of the rights and privileges of shareholders of the Company in respect of any of the shares subject to any option granted hereunder unless and until a certificate representing such shares shall have been issued and delivered.

         8. REGISTRATION. The Company shall not be required to issue or deliver any certificate for its Common Stock purchased upon the exercise of this option prior to the admission of such shares to listing on any stock exchange on which shares may at that time be listed. In the event of the exercise of this option with respect to any shares subject hereto, the Company shall make prompt application for such listing. If at any time during the option period the Company shall be advised by its counsel that shares deliverable upon exercise of the option are required to be registered under the Federal Securities Act of 1933, as amended, or that delivery of the shares must be accompanied or preceded by a prospectus meeting the requirements of the Act, the Company will use its best efforts to effect such registration or provide such prospectus not later than a reasonable time following each exercise of this option, but delivery of shares by the Company may be deferred until registration is effected or a prospectus available. This Optionee shall have no interest in shares covered by this option until certificates for the shares are issued.


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         9.       ADJUSTMENTS. In the event that there is any increase in the number of issued shares of the Common Stock of the Company without new consideration of the Company therefor, by reason of stock dividends, stock split-ups or like recapitalizations, the number of shares which may thereafter be purchased under this option shall be increased in the same proportion as said increase in issued shares of Common Stock. In such event, the per share purchase price specified in paragraph 3 above shall be reduced so that the total consideration payable to the Company for the increased number of issued shares of Common Stock remaining subject to this option shall not be changed by reason of such increase in number of shares.

         In the case of any sale of assets, merger consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation which results in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition"), the Optionee shall have the right thereafter and during the term of this option, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of the option or portion thereof as the case may be immediately prior to the Acquisition.

         The term "Acquisition Consideration" shall mean the kind and amount of securities, cash or other property or any combination thereof receivable in respect of Common Stock, upon consummation of an Acquisition.

         If during the term of this option the Common Stock of the Company shall be combined or be changed into the same or another kind of stock of the Company or into securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc., the company shall cause adequate provision to be made whereby the Optionee shall thereafter be entitled to receive, upon the due exercise of any then-unexercised portion of this option, the securities which he would have been entitled to receive for Common Stock acquired through exercise of such portion of the option (regardless of whether or to what extent the option would then have been exercisable) immediately prior to the effective date of such recapitalization, reorganization, sale, merger, consolidation, etc.

         10. WITHHOLDING OF TAX. The Company may require the Optionee or other person exercising this option to remit to it an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificates for Common Stock issuable on exercise hereof. The Board may, in its discretion and subject to such rules as it may adopt, permit the Optionee or other person exercising this option to pay all or a portion of the federal, state and local withholding taxes arising in connection with the exercise of this option by electing to have the Company withhold shares of Common Stock having a fair market value equal to the amount to be withheld.

         11. NO RESTRICTIONS ON TRANSFER OF STOCK. Common Stock issued pursuant to the exercise of an Option granted hereunder (the "Optioned Stock"), or any interest in such Optioned Stock, may be sold, assigned, gifted, pledged, hypothecated, encumbered or otherwise transferred or alienated in any manner by the holder thereof, subject to compliance with any


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applicable federal, state or other local law, regulation or rule governing the sale or transfer of stock or securities.

         12. TENURE. The Optionee's right, if any, to continue to serve the Company as an officer, director or employee, or otherwise, shall not be enlarged or otherwise affected by the award of this option.

         13. INQUIRIES. Any inquiries with respect to this option should be directed to the Chief Legal Officer, c/o America Service Group, Inc., Suite 200, 105 Westpark Drive, Brentwood, TN 37027, tel. (615) 373-3100.

         14. NOT SUBJECT TO PLAN. This option is granted independently of and not under or pursuant to the Company's Amended Incentive Stock Plan.


         IN WITNESS WHEREOF, the Company has caused this nonqualified stock option to be executed on this 10th day of January 2002.


                                         AMERICA SERVICE GROUP INC.

                                         /s/ Michael Catalano   January 10, 2002
                                         ---------------------------------------
                                         Michael Catalano       Dated:


Receipt is hereby acknowledged:          Attest:

/s/ Richard D. Wright  January 10, 2002  /s/ Jean L. Byassee    January 10, 2002
---------------------------------------  ---------------------------------------
Optionee               Dated:            Jean L. Byassee        Dated:


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